CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated on June 7, 2022 the financial statements of Reostar Energy Corp as of December 31, 2021 and 2020, and for the years then ended, included in the Form 1-A Tier II Offering. We acknowledge that any financial statement figures are materially correct based on our audit work performed. We also consent to application of such report to the financial information in the Form 1-A Tier II Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

June 7, 2022